UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 29, 2010

BOND LABORATORIES, INC.

Nevada	333-137170	20-3464383
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number )	(I.R.S. Employer Identification No.)

11011 Q Street, Suite 106A, Omaha, NE		68137
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 402-333-5260
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

NOT APPLICABLE
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2010, Bond Laboratories, Inc. (the "Company", "we", or "us") issued $172,000 in aggregate principal amount of promissory bridge notes (the "Bridge Notes") to three accredited investors (the “Investors”) (the “Bridge Financing”).    Net proceeds to the Company after the deduction of selling commissions and expenses of the Bridge Financing were approximately $149,050.  The Bridge Notes mature on the first anniversary of the issuance date, June 30, 2011 (the “Maturity Date”).  In addition, the Company issued a total of 86,000 shares of its common stock, $0.001 par value (“Common Stock”), in connection with the Bridge Financing, as well as warrants to purchase 172,000 shares of the Company’s Common Stock, exercisable at $0.40 per share (“Warrants”), representing 500 shares of Common Stock and 1,000 Warrants issued for each $1,000 principal amount of Bridge Notes purchased in connection with the Bridge Financing.  The Warrants terminate, if not previously exercised, on the fifth anniversary of the date of grant.  The Bridge Note, shares of Common Stock, and Warrants issued in connection with the Bridge Financing are hereinafter referred to as the “Bridge Securities.”

The Bridge Notes accrue interest at the rate of ten percent (10%) per annum.  All remaining principal and accrued interest is due and payable on the Maturity Date.   Amounts outstanding may be prepaid by the Company after the issuance date without penalty.  The amounts outstanding under the Bridge Notes will become due and payable immediately upon the occurrence of certain events of default.

As long as any amounts remain outstanding under the Bridge Notes, the Company must obtain the prior written consent of the Investor to undertake certain actions, including, without limitation, creating or selling any securities that rank senior to or pari passu with the Bridge Notes.  Further, in the event the Company consummates an equity or equity-linked financing following the issuance date resulting in gross proceeds to the Company of at least $3.0 million (“Qualified Financing”), all principal, together with accrued interest due under the terms of the Bridge Notes (“Outstanding Balance”) shall automatically be exchanged for such securities issued in connection with the Qualified Financing, provided, upon such exchange, the Investor shall be deemed to have tendered 115% of the Outstanding Balance of the Bridge Note tendered as payment of the purchase price in the Qualified Financing.   Notwithstanding the above, the Investor may, in lieu of the automatic exchange into the Qualified Financing, elect to convert the Outstanding Balance  into shares of the Company’s Common Stock, at a conversion price of $0.35 per share, subject to certain adjustments as set forth in the Bridge Notes.

The Company intends to use the proceeds from the issuance of the Bridge Notes for general working capital purposes.  The Company anticipates that it will need additional capital to fund its short term working capital requirements.  There is no assurance that the Company will be able to obtain such financing on acceptable terms or at all.

The Bridge Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent the registration or an applicable exemption from the registration requirements of the Securities Act. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

The foregoing is a summary description of the terms of the Bridge Securities and by its nature is incomplete.  For further information regarding the terms and conditions of the Bridge Securities, reference is made to the form of Bridge Note and Warrant, copies of which are filed as exhibits hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Bond Laboratories, Inc.
Date: July 6, 2010
	By:	/s/ John Wilson
Name: John Wilson
Title: Chief Executive Officer, President and Director

Exhibit Index

Exhibit No.	Description
10.1	Form of Note Purchase and Warrant Agreement